Exhibit 5.B

NAMES AND ADDRESSES OF

THE UNDERWRITERS OF THE BONDS

BNP PARIBAS

10 Harewood Avenue

London NW1 6AA

Attn: Eric Noyer

Citigroup Global Markets Limited

Citigroup Centre

Canada Square

Canary Wharf

London E14 5LB

Attn: Tom Pauk

Barclays Bank PLC

5, The North Colonnade

Canary Wharf

London, E14 4BB

Attn: Debt Capital Markets

J.P. Morgan Securities Ltd.

125 London Wall

London, EC2Y 5AJ

Attn: Head of Debt Syndicate and Head of Transaction Execution Group